Exhibit 99.1

For Immediate Release: Monday, June 16, 2014

GM Will Rework or Replace Keys on 3.16 Million U.S. Cars

DETROIT - General Motors will rework or replace the ignition keys on about 3.16 million 2000 to 2014 model year cars in the U.S. because the ignition switch may inadvertently move out of the “run” position if the key is carrying extra weight and experiences some jarring event.
The use of a key with a hole, rather than a slotted key, addresses the concern of unintended key rotation due to a jarring road event, such as striking a pothole or crossing railroad tracks.
Only one of the models included in the U.S. recall of 3,160,725 cars is still in production - the previous generation Chevrolet Impala, which is sold to daily rental fleets as the Impala Limited. The total North America population - U.S., Canada, Mexico and exports - is 3,360,555.
The safety recall follows a review of ignition issues following the recall in February of 2.6 million Chevrolet Cobalts and other small cars. GM is aware of eight crashes and six injuries related to this recall.
If the ignition switch moves out of the “run” position, there is an effect on power steering and power braking. In addition, the timing of the key movement out of the “run” position, relative to the activation of the sensing algorithm of the crash event, may result in the air bags not deploying.
The cars being recalled are the:

Buick Lacrosse	MY 2005-2009
Chevrolet Impala	MY 2006-2014
Cadillac Deville	MY 2000-2005
Cadillac DTS	MY 2004-2011
Buick Lucerne	MY 2006-2011
Buick Regal LS & GS	MY 2004-2005
Chevy Monte Carlo	MY 2006-2008

In these vehicles, the ignition switch may be unable to handle extra weight hanging on a slotted key. GM will add an insert to the ignition keys of the recalled vehicles to close the slot and leave a 4x6-millimeter hole through which the key ring could be attached. In vehicles where the key cover has been worn, new keys with holes instead of slots will be provided free of charge.
Rework of the keys - adding key inserts - at GM dealerships is expected to begin in the next few weeks. Until the rework or replacement is completed, owners of the recalled cars are urged to remove additional weight from their key chains and drive with only the ignition key.
In addition to the ignition key recall, GM also announced U.S. recalls for 165,770 vehicles in these five actions:

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68,887 model year 2013-14 Cadillac ATS and 21,863 model year 2014 Cadillac CTS sedans. In certain vehicles with automatic transmissions, the shift cable may not be fully secured to the shifter bracket or transmission bracket. If the shift cable comes out of the brackets, the driver may not be able to shift the transmission in or out of gear. GM is unaware of any crashes or injuries related to this condition.

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57,192 2015 Chevrolet Silverado 2500/3500 HD and 2015 GMC Sierra 2500/3500 GMC Sierra HD to inspect for proper attachment of power steering hose clamps to the power steering pump. If the vehicle is driven with the clamp unattached, the hose may disconnect from the pump or gear, causing a rapid loss of power steering fluid. This will result in loss of power steering assist and Hydro Boost powered brakes without warning. The vehicle would revert to manual brakes and manual steering. GM knows of no crashes or injuries from the condition. Dealers are to inspect power steering hose clamps in two locations to ensure they are properly attached.

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16,932 model year 2011 Cadillac CTS sedans with AWD. On some vehicles, a gasket leak where the constant velocity joint meets the rear propeller shaft may cause the rear propeller shaft to separate or become loose, making contact with the vehicle floor above and causing the rollover sensor to deploy the roof rail air bags. GM is aware of 15 unintended deployments, but injury data is unclear.

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712 model year 2014 Chevrolet Corvettes with optional Competition Sport Seats, because an unbelted child and door trim may block the passenger seat side air bag vent in a deployment. Dealers will replace the current air bag with a redesigned version. GM is unaware of any crashes or injuries related to this condition, but advises customers to not allow small children in the front seat until the vehicle is serviced.

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184 model year 2014-15 Chevrolet Silverado and GMC Sierra full-size pickups with vinyl floors and accessory all-weather floor mats purchased new with the vehicle. The mats can slip under the driver’s feet because the vinyl floors have no attachments to secure them in place. Customers are advised take the floor mats to their dealer for a full refund. GM is unaware of any crashes or injuries related to the mats.

GM expects to take a charge of up to approximately $700 million in the second quarter for the cost of recall-related repairs announced in the quarter. This amount includes a previously disclosed $400 million charge for recalls announced May 15 and May 20.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com

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CONTACTS:
Alan Adler
GM Communications
313-319-8486
alan.adler@gm.com

Jim Cain
GM Communications
313-407-2843
james.cain@gm.com